Exhibit 99.3
The following tables provide selected segment financial information reclassified to reflect the adoption of new accounting guidance relative to noncontrolling interests contained in Accounting Standards Codification 810, Consolidation.
GARDNER DENVER, INC.
RECLASSIFIED SELECTED SEGMENT FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

	Year Ended December 31, 2009
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Industrial Products Group
Revenues	$253,873	$250,281	$258,525	$260,181	$1,022,860
Operating (loss) income	(261,390)	(6,321)	7,554	20,749	(239,408)
Operating (loss) income as a percentage of segment revenues	NM	(2.5%)	2.9%	8.0%	(23.4%)

Engineered Products Group
Revenues	$208,607	$185,768	$170,321	$190,589	$755,285
Operating income	34,242	33,243	24,556	33,697	125,738
Operating income as a percentage of segment revenues	16.4%	17.9%	14.4%	17.7%	16.6%

Reconciliation of Segment Operating (Loss)Income to Consolidated Results
Total segment operating (loss) income	$(227,148)	$26,922	$32,110	$54,446	$(113,670)
Interest expense	7,657	6,611	7,109	7,108	28,485
Other income, net	(188)	(1,243)	(1,738)	(592)	(3,761)

Consolidated (loss) income before income taxes	$(234,617)	$21,554	$26,739	$47,930	$(138,394)

	Year Ended December 31, 2008					Year Ended
	First	Second	Third	Fourth	Total	December 31,
	Quarter	Quarter	Quarter	Quarter	Year	2007
Industrial Products Group
Revenues	$246,111	$269,270	$247,827	$294,893	$1,058,101	$943,992
Operating income (loss)	25,160	29,900	18,507	(713)	72,854	99,000
Operating income (loss) as a percentage of segment revenues	10.2%	11.1%	7.5%	(0.2%)	6.9%	10.5%

Engineered Products Group
Revenues	$249,559	$248,842	$232,483	$229,347	$960,231	$924,852
Operating income	51,097	44,086	37,292	54,401	186,876	193,817
Operating income as a percentage of segment revenues	20.5%	17.7%	16.0%	23.7%	19.5%	21.0%

Reconciliation of Segment Operating Income (Loss) to Consolidated Results
Total segment operating income	$76,257	$73,986	$55,799	$53,688	$259,730	$292,817
Interest expense	5,600	5,041	3,829	11,013	25,483	26,211
Other (income) expense, net	(241)	(336)	(237)	64	(750)	(3,052)

Consolidated income before income taxes	$70,898	$69,281	$52,207	$42,611	$234,997	$269,658